Exhibit 77C

                 Special Meeting of Shareholders

A special meeting of WPG Large Cap Growth Fund, WPG Tudor Fund and WPG Core Bond Fund (the "Funds") was held on April 27, 2005 to approve an Agreement and Plan of Reorganization with The RBB Fund, Inc. that provides for (i) the transfer of all of the assets of the Funds into corresponding new portfolios of The RBB Fund, Inc. and the assumption of all of the liabilities of the Funds by such portfolios in exchange for shares of such portfolios of equal value; and (ii) the distribution of such portfolios' shares of equal value to the shareholders of the Funds.

Each matter received the following affirmative and negative votes from each Fund:

FUNDS
        MATTER                AFFIRMATIVE     NEGATIVE    ABSTENTIONS
                                VOTES          VOTES
WPG LARGE CAP GROWTH FUND
  Approval or Disapproval     562,993.856     19,829.097   25,169.910
  of an Agreement and
  Plan of Reorganization

WPG TUDOR FUND
  Approval or Disapproval   1,691,736.280    147,005.690  138,308.424
  of an Agreement and Plan
  of Reorganization

WPG CORE BOND FUND
  Approval or Disapproval   9,484,959.768    197,919.340   30,314.628
  of an Agreement and
  Plan of Reorganization